Exhibit 99.1

PRESS RELEASE

For more information, contact: Stan Berger or Andrew Berger SM Berger & Company, Inc. (216) 464-6400	FOR IMMEDIATE RELEASE

SRI SURGICAL REPORTS RESULTS FOR

FIRST QUARTER 2012

TAMPA, FL— Monday, May 7, 2012 — SRI/Surgical Express, Inc. (SRI Surgical) (Nasdaq: STRC), a leading provider of reusable surgical device reprocessing services supporting the healthcare industry, today announced financial results for its first quarter 2012.

For the first quarter of 2012, SRI Surgical reported total revenue of $27,065,000, a decrease of $265,000, or 1.0%, from the first quarter of 2011. The net loss for the first quarter of 2012 was $502,000, or $0.08 per basic and diluted common share, compared to a net loss of $490,000, or $0.08 per basic and diluted common share, reported for the first quarter of 2011.

SRI Surgical’s net loss for the first quarter 2012 was impacted by lower revenues as the Company had one less billing day than the first quarter of 2011. In addition, the Company’s results were impacted by $158,000 of costs associated with its ongoing process of exploring strategic alternatives, as well as $227,000 of increased distribution expenses primarily as a result of payroll related costs and fuel costs.

Gerald Woodard, Chief Executive Officer said “In 2012 we will continue our trend of increasing revenues while also working to control health insurance costs and commodity item costs, which remain significantly higher than historical levels. We will also continue to improve our operational performance while looking for additional cost saving opportunities.”

The Company continues its process of exploring and evaluating strategic alternatives to enhance shareholder value, with the assistance of its financial advisor, McColl Partners, LLC, which it disclosed in its press release dated September 14, 2011. The Company is considering a range of options, including a full or partial sale, merger, or equity investment. There can be no assurance, however, that a transaction will result.

Quarterly Call Information

SRI Surgical will hold a teleconference call discussing its fourth quarter results on Monday, May 7, beginning at 5:00 p.m. Eastern Time. To participate in the teleconference, please dial 888-680-0860 (International dial 617-213-4852) and enter the passcode 72562584. A live Webcast of the call will be available from the Investors section of the SRI Surgical Website at www.srisurgical.com. For those unable to participate in the teleconference, a replay of the call will be available from 8:00 p.m. May 7 until May 22, 2012, by dialing 888-286-8010 (International dial 617-801-6888) and using the passcode 25809424. A replay of the Webcast will also be available on the SRI Surgical Website.

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. SRI Surgical serves hospitals and surgery centers in 25 states from 10 reprocessing facilities and four distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, SRI Surgical’s dependence on significant customers and suppliers, risks of a new product offering, risks that SRI Surgical may incur significant costs related to self-insurance retention levels for employee benefits and workers’ compensation programs, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at (813) 891-9550 or at the Investors section of the SRI Surgical Website at www.srisurgical.com.

FOR FURTHER INFORMATION:	Stan Berger or Andrew Berger SM Berger & Company, Inc. (216) 464-6400

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31, (unaudited)
	2012	2011

Revenues	$27,065	$27,330
Cost of revenues	20,801	21,421

Gross profit	6,264	5,909

Distribution expenses	2,363	2,136
Selling and administrative expenses	4,290	4,170

Loss from operations	(389)	(397)

Interest expense	182	165
Other income	(90)	(91)

Loss before income taxes	(481)	(471)

Income tax expense	21	19

Net loss	$(502)	$(490)

Basic loss per common share	$(0.08)	$(0.08)

Weighted average common shares outstanding, basic	6,488	6,460

Diluted loss per common share	$(0.08)	$(0.08)

Weighted average common shares outstanding, diluted	6,488	6,460

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	March 31, 2012	December 31, 2011
	(unaudited)

Cash and cash equivalents	$1,228	$1,862
Accounts receivable, net	13,635	13,569
Inventories, net	5,087	4,357
Prepaid expenses and other assets	1,884	1,781
Reusable surgical products, net	18,421	18,619
Property, plant and equipment, net	23,579	24,053

Total assets	$63,834	$64,241

Notes payable	$9,526	$9,320
Accounts payable	9,052	9,156
Accrued expenses	4,118	4,198
Mortgage payable	3,512	3,565

Total liabilities	26,208	26,239

Shareholders’ equity	37,626	38,002

Total liabilities and shareholders’ equity	$63,834	$64,241